EXHIBIT 10.2

            Terms of December 2005 Amendment to Employment Agreement
                  between Bay National Bank and Hugh W. Mohler


         On December 7, 2004, the Compensation Committee of the Board of Directors of Bay National Bank increased, effective January 1, 2005, Hugh Mohler's annual base compensation from $164,000 to $200,000. Mr. Mohler's initial base compensation of $154,000 was previously increased to $164,000 in December 2001.

         Also, the Compensation Committee of the Board of Directors of the Bank approved discretionary bonuses to Mr. Mohler of $30,000 and $50,000 in December 2003 and 2004, respectively (the agreement is silent with respect to the payment of bonuses to Mr. Mohler). These bonuses were paid in February 2004 and January 2005, respectively.


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